Exhibit 99.B(d)(25)

ADDENDUM NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

Robeco Boston Partners Global Long/Short Fund

THIS ADDENDUM (the “Addendum”) made as of December 18, 2013 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated July 1, 2013, by and between The RBB Fund, Inc. (the “Fund”) and Robeco Investment Management, Inc. (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Schedule A to the Agreement for the compensation set forth on Schedule B to the Agreement; and

WHEREAS, the Fund has notified the Investment Adviser that it has established a new series, namely the Robeco Boston Partners Global Long/Short Fund (the “Portfolio”), and that it desires to retain the Investment Adviser to act as investment adviser for the Portfolio, and the Investment Adviser has notified the Fund that it is willing to serve as investment adviser to the Portfolio as of the date of the effectiveness of the Post-Effective Amendment to the Fund’s Registration Statement on Form N-1A related to the Portfolio (the “Effective Date”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Schedule A to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.              Schedule B to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 2 attached hereto, as of the Effective Date.

3.              The Agreement shall become effective with respect to the Portfolio as of the Effective Date and, unless sooner terminated as provided in the Agreement, shall continue with respect to the Portfolio until August 16, 2015.  Thereafter, if not terminated, the Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. The Agreement will immediately terminate in the event of its assignment.

4.              From and after the Effective Date, the term “Portfolios” as used in the Agreement shall be deemed to include the Portfolio.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

5.              Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

ROBECO INVESTMENT MANAGEMENT, INC.

By:	/s/ William G. Butterly, III
William G. Butterly, III
Chief Operating Officer
Senior Managing Director

By:	/s/ Matthew J. Davis
Matthew J. Davis
Chief Financial Officer
Senior Managing Director

APPENDIX 1

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

LISTING OF FUNDS

Name of Fund

Robeco Boston Partners All-Cap Value Fund

Robeco Boston Partners Global Equity Fund

Robeco Boston Partners International Equity Fund

Robeco Boston Partners Long/Short Equity Fund

Robeco Boston Partners Long/Short Research Fund

Robeco Boston Partners Small Cap Value Fund II

Robeco WPG Small/Micro Cap Value Fund

Robeco Boston Partners Global Long/Short Fund

APPENDIX 2

SCHEDULE B

TO THE

INVESTMENT ADVISORY AGREEMENT

COMPENSATION PAYABLE TO INVESTMENT ADVISER

Name of Portfolio	Annual Management Fee
Robeco Boston Partners All-Cap Value Fund	0.80%
Robeco Boston Partners Global Equity Fund	0.90%
Robeco Boston Partners International Equity Fund	0.90%
Robeco Boston Partners Long/Short Equity Fund	2.25%
Robeco Boston Partners Long/Short Research Fund	1.25%
Robeco Boston Partners Small Cap Value Fund II	1.00%
Robeco WPG Small/Micro Cap Value Fund

0.90% of the Portfolio’s average daily net assets up to $300 million;

0.80% of the Portfolio’s average daily net assets of $300 million to $500 million; and

0.75% of the Portfolio’s average daily net assets in excess of $500 million

Robeco Boston Partners Global Long/Short Fund	1.50%